Exhibit 99.1

Contacts:
Jeff Osorio
Chief Financial Officer — Acting
(408) 943-2883

For Immediate Release

Joseph L. McCarthy
VP Corporate Communications
(408) 943-2902

Cypress Reports Second Quarter 2005 Results

SAN JOSE, Calif., July 21, 2005 — Cypress Semiconductor Corp. (NYSE: CY) today announced that revenue for the 2005 second quarter was $220.5 million, up 10.1% from prior quarter revenue of $200.3 million and down 16.6% from year-ago second-quarter revenue of $264.3 million.

On an adjusted-GAAP basis—excluding the amortization of intangibles and other acquisition-related, restructuring and special charges and credits—the 2005 second quarter resulted in a net loss of $1.8 million, or a diluted loss per share of $0.01. This compares with the prior quarter’s diluted loss per share of $0.19. Diluted earnings per share in the year-ago second quarter were $0.23.

Cypress posted a GAAP net loss of $15.3 million in the 2005 second quarter, or a diluted loss per share of $0.12. This compares with last quarter’s diluted loss per share of $0.53. Diluted earnings per share in the year-ago second quarter were $0.13 per share.

Gross margin for the second quarter was 41.3%, up 4.5% from the previous quarter. Net inventory was $83.1 million, down 14.5%, or $14.1 million, from the previous quarter.

Cypress President and CEO T.J. Rodgers said, “The 2005 second quarter was a rebound quarter for us. Bookings were strong at $244.3 million—resulting in a book-to-bill ratio of 1.11. Our revenue increased, ending the slump that began in the third quarter of 2004.”

Rodgers continued, “Fab utilization during the second quarter improved to 77%, compared with 62% the quarter before. Nonetheless, manufacturing limitations on our Programmable System-on-Chip™ (PSoC™) products, USB devices and clocks prevented us from achieving our full revenue potential in the second quarter. Our goal is to ramp to full production in the third quarter. Improved manufacturing utilization—combined with the prospect of a seasonally strong quarter in consumer products—points to a sequential improvement in revenues and a return to profitability on an adjusted-GAAP basis in the third quarter.”

BUSINESS UNITS

Business Unit Summary Financials

Three Months Ended
July 3, 2005

	CCD	DCD	MID	SUNPOWER	OTHER	TOTAL

REVENUE	$65.4	$44.1	$85.2	$16.5	$9.3	$220.5

GROSS MARGIN %	50.9%	63.3%	26.5%	1.8%	74.7%	41.3%

ADJ-GAAP DILUTED EPS CONTRIBUTION [1]	$0.03	$0.03	($0.06)	($0.03)	$0.00	($0.01)

GAAP DILUTED EPS CONTRIBUTION [2]	$0.01	$0.02	($0.09)	($0.04)	$0.00	($0.12)

Three Months Ended
April 3, 2005

	CCD	DCD	MID	SUNPOWER	OTHER	TOTAL

REVENUE	$66.0	$41.4	$74.0	$11.0	$7.9	$200.3

GROSS MARGIN %	46.5%	61.4%	17.8%	(12.7%)	73.3%	36.8%

ADJ-GAAP DILUTED EPS CONTRIBUTION [1]	$0.01	$0.00	($0.13)	($0.04)	($0.03)	($0.19)

GAAP DILUTED EPS CONTRIBUTION [2]	($0.08)	($0.02)	($0.31)	($0.05)	($0.07)	($0.53)

[1]	Street estimates of Cypress performance are based on the adjusted-GAAP method.

[2]	GAAP EPS reporting includes the amortization of intangibles and other acquisition-related, restructuring and special charges and credits.

Consumer and Computation Division (CCD)

CCD revenue was $65.4 million in the second quarter, down 1.0% from the prior quarter. Revenue from the division accounted for 29.6% of second-quarter revenue. The underlying demand for consumer and computation products remained strong, temporarily outstripping production capabilities. Revenue from the PSoC family of mixed-signal arrays increased dramatically during the quarter with improved penetration across a variety of server and peripheral platforms at leading computation OEMs.

CCD expects to grow in the third quarter, benefiting from the normal seasonal upswing in consumer and computation products and the proliferation of general-purpose clocks and PSoC mixed-signal arrays in consumer applications. Cypress also expects to expand its market position in PC clocks, driven by OEM and ODM designs for next-generation Intel laptops.

CCD posted a gross margin of 50.9% in the second quarter, up from 46.5% in the first quarter, as factory utilization and product mix improved. The division contributed $0.033 per share to our adjusted-GAAP net income in the second quarter, compared with $0.013 the quarter before. CCD’s contributions to earnings per share are expected to improve in the third quarter.

Second-quarter highlights for the division include:

     + Cypress introduced CapSense™ touch-sensitive technology to replace mechanical buttons and sliders in a wide variety of applications, including cellular phones, white goods, PDAs and notebook PC touchpads. This unique solution is based on the PSoC mixed-signal array, which enables designers to integrate multiple functions and replace dozens of standard circuits with a single device, reducing board sizes and cutting system costs. In a CapSense interface, a PSoC circuit senses a human finger touching the surface of a product and generates instructions related to volume control, channel selection and other criteria. CapSense solutions are fast-becoming the solution of choice for media-control applications because of their clean design and the superior durability inherent in an interface with no moving parts or chassis penetration.

     + Cypress combined its WirelessUSB™ radio system-on-a-chip solution with the PSoC mixed-signal array to create the industry’s first 2.4 GHz Programmable Radio-on-a-Chip™ device. A single PRoC™ device takes the place of multiple components, enabling designers to create highly integrated

[3]	For GAAP equivalent per share, refer to Business Unit Summary Financials table.

wireless products at lower costs. Target PRoC applications include consumer electronics, home and industrial automation, human interface devices (HIDs) and security and medical systems—anywhere a smart peripheral device run by a PSoC controller needs to be connected to a basestation without cumbersome wires.

     + Cypress combined its PSoC array with a USB 2.0 Serial Interface Engine (SIE) to create a single device that simplifies the design of low-power, low-cost, USB-compatible mice, keyboards, uninterruptible power supplies and other PC peripherals. The CY8C24794 shortens design cycles and reduces component and bill-of-material costs by allowing the highly flexible PSoC controller to connect any application to the USB port of a computer.

     + Cypress launched and shipped its smallest, least expensive PSoC mixed-signal array. With two configurable analog blocks and four configurable digital blocks, the CY8C21x23 is ideal for a variety of consumer and industrial-control applications, including fan motor controllers, battery chargers and sensors. Cypress shipped nearly five million PSoC devices during the quarter.

     + Design wins at customers for Cypress’s WirelessUSB 2.4 GHz radio system-on-a-chip solution accelerated during the quarter with significant wins at global OEMs. Cypress announced that WirelessUSB is being shipped in keyboards and mice manufactured by Lenovo, the world’s third-largest PC company, which recently purchased the Personal Computing Division of IBM. WirelessUSB had been shipping in volume to IBM since December 2004.

     + Saitek, a leading manufacturer of PC game controllers, designed WirelessUSB into its ergonomic Cyborg evo line of wireless PC joysticks. WirelessUSB provides a robust 2.4 GHz connection with low latency that is ideal for both PC-gaming and video-gaming environments.

     + Gyration, a Thomson company, selected WirelessUSB for its next-generation wireless mouse and keyboard. Based on Gyration’s MG1101 “MicroGyro” sensing gyroscope, the wireless mouse combines the precise cursor control of a wired device with the ability to move freely around the home or office.

     + The WirelessUSB solution has been designed into the world’s first motorcycle Heads Up Display (HUD). The SportVue MC1 from Motion Research is an easy-to-install device, mounted onto motorcycle helmets, that wirelessly displays real-time speed and RPM information on the inside of a helmet’s visor. This display technology was previously accessible only to military pilots.

     + Cypress USB peripheral/host controllers FX2LP™ and EZ-OTG™ have been designed into Texas Instruments’ DSP-based reference design kit for portable digital music players. Portable players incorporating this reference design can play up to 15 hours of music in MP3, WMA and WAV formats, as well as display JPEG and MPEG-4 images.

Data Communications Division (DCD)

DCD revenue was $44.1 million in the second quarter, up 6.5% from the prior quarter, compared with our expectation of a down revenue quarter for the division. Revenue from the division accounted for 20.0% of second-quarter revenue. Sales of specialty memories were robust during the quarter. DCD expects overall revenue to decline slightly in the third quarter due to the recent completion of a last-time buy on programmable logic products.

DCD posted a gross margin of 63.3% in the second quarter, up from 61.4% in the first quarter, based on a mix shift into specialty memory and communications products. The division contributed $0.033 per share to our adjusted-GAAP net income in the second quarter, compared with a break-even3 first quarter. DCD’s contributions to earnings per share are expected to decline in the third quarter.

Second-quarter highlights for the division include:

     + Cypress introduced a family of five, high-performance More Battery Life™ (MoBL®) Dual-Port RAMs targeted at fast-growing, next-generation mobile phone and PDA applications. The new devices facilitate high-speed communication among the multiple processors used by 3G cell phones to handle video, games, e-mail and music—while providing the traditional low-power advantages of Cypress’s MoBL SRAM products, significantly extending phone talk and standby times. MoBL Dual Ports provide the industry’s lowest operating and standby current—about 25% lower than competing dual-ports. The new products combine with Cypress’s low-power, one-transistor pseudo-SRAMs, CMOS image sensors for cell-phone cameras, USB controllers for data storage interfaces and PSoC-based CapSense touch-sensitive interface technology to form a broad system-level solution for the mobile phone and PDA markets.

     + Cypress and MontaVista Software partnered to provide a complete routing table-management solution in Linux for network software designers, supporting Cypress’s portfolio of Network Search Engines, including the Ayama™ 10000 and 20000 families and the Sahasra™ 50000 family. The software includes development tools and production-ready table management code.

Memory and Imaging Division (MID)

MID revenue was $85.2 million in the second quarter, up 15.1% from the prior quarter, consistent with our expectation. Revenue from the division accounted for 38.6% of second-quarter revenue. Strong demand for synchronous SRAM products fueled revenue growth during the quarter; sales of CMOS image sensors improved slightly. The demand for synchronous memory products is expected to remain strong in the third quarter, though the broader SRAM forecast remains guarded based on projected seasonal softness and the anticipated decline of pseudo-SRAM (PSRAM) revenue due to a product transition.

MID posted a gross margin of 26.5% in the second quarter, compared with 17.8% in the first quarter, based on improved factory utilization and a shift to 90-nm production. The division accounted for an adjusted-GAAP net loss of $0.06 per share3 in the second quarter, compared with a net loss per share of $0.133 the quarter before. MID’s contributions to earnings per share are expected to be flat in the third quarter.

Second-quarter highlights for the division include:

     + Cypress debuted a 3-megapixel CMOS image sensor in a 2-megapixel form factor, bringing digital still camera image quality to next-generation camera phones. The device leverages Cypress’s proprietary pixel architecture to dramatically improve low-light sensitivity without sacrificing image quality. Cypress’s Autobrite™ technology increases dynamic range, enabling the sensor to capture detail clearly across a broader range of lighting conditions. With the availability of products for cell phones, digital still cameras, automotive driver and safety systems, machine vision and a wide range of high-end consumer, medical and aerospace applications, Cypress’s portfolio of CMOS image sensors is among the broadest in the industry.

     + Cypress sampled the LUPA-300 CMOS image sensor, a low-cost, high-speed VGA-resolution sensor for machine vision and motion analysis applications. The device features a fully synchronous snapshot shutter, making it possible to read one image while the next is being acquired and to capture moving objects without distortion. It also features multiple windowing functionality, which enables users to read out only regions of interest in an image, and a multiple-slope function to capture scenes with particularly high contrast.

     + Cypress began volume production of 36-Mbit and 72-Mbit QDR™ -II (Quad Data Rate™) SRAM products based on its proprietary, 90-nm RAM9™ process technology. The 72-Mbit QDR-II device operates at clock speeds up to 250 MHz and provides up to 36 Gbps of bandwidth—shattering performance milestones for the QDR architecture. It contains 500 million transistors and is the industry’s highest-density device of its kind in full production.

     + Zhongxing Technology (ZTE) recognized Cypress as its No. 1 memory supplier. ZTE is one of the largest WAN equipment makers in China with annual revenue of $4 billion.

SunPower Corporation

Revenue from SunPower Corp., Cypress’s silicon solar power subsidiary, was $16.5 million in the second quarter, up 50.0% from the prior quarter, slightly exceeding our growth expectation. SunPower revenue amounted to 7.5% of Cypress’s second-quarter revenue. Revenue from the subsidiary improved based on the strong demand for its products and continued progress ramping its 25-megawatt manufacturing facility in the Philippines. SunPower accounted for an adjusted-GAAP net loss of $0.033 per share in the second quarter, compared with a net loss per share of $0.043 the quarter before.

Second-quarter highlights include:

     + SunPower continued construction on facilities and infrastructure to support its second and third 25-MW solar cell lines in the Philippines. The company plans to install equipment beginning in the third quarter and begin volume production on the second line in the fourth quarter and the third line next year. The two new lines will bring the plant’s capacity to approximately 24 million solar cells per year, equivalent to 75 peak megawatts of solar power production—output that could potentially be equivalent to about $250 million per year in revenues in today’s market.

     + SunPower announced a $300 million, five-year solar cell supply agreement with SOLON AG, Germany’s largest photovoltaic module manufacturer, which will support the addition of SunPower’s third mass-production solar cell manufacturing line. The A-300 solar cells will be used in SOLON’s new “SOLON-Mover,” a modular 10-kilowatt electricity generation system designed for deployment in multi-megawatt PV power plants. SOLON Movers automatically tilt and rotate the PV array during the day to directly face the sun at all times, increasing annual energy generation by about 50 percent relative to a fixed installation.

     + SunPower installed its first commercial solar systems in the U.S., opening a major new market to the company with a 37-kW installation at the Town Hall building in Los Altos Hills, Calif. The installation is based on SunPower’s A-300 silicon solar cells, which have been rated an industry-leading 21.5 percent efficient by the National Renewable Energy Laboratory in Colorado.

     + SunPower launched its own inverter line in the U.S. New 2,000-, 2,900- and 3,200-watt inverters change Direct Current (DC) from solar cells into Alternating Current (AC), maximizing energy production in solar electric systems. The inverters have received the highest efficiency rating in their class from the California Energy Commission.

     + SunPower expanded its management team, adding Manny Hernandez as chief financial officer and PM Pai as chief operating officer. Hernandez had been Cypress’s CFO and vice president of finance and administration. Pai has 30 years of mass production manufacturing experience, including manufacturing scale-ups for IBM, Tata and Xerox.

Cypress Subsidiaries

Revenue from subsidiaries other than SunPower was $9.3 million in the second quarter, up 17.7% from the prior quarter, in line with our expectation. Subsidiary revenue accounted for 4% of second-quarter revenue. Silicon Light Machines (SLM), Silicon Valley Technology Center (SVTC) and foundry revenue increased in the quarter. SVTC, an R&D process services business, continued to expand its customer base. We expect modest subsidiary revenue growth in the third quarter.

The gross margin for our subsidiaries was 74.7% in the second quarter, up from 73.3% in the first quarter. Subsidiary businesses broke even3 on an adjusted-GAAP basis in the second quarter,

compared with a net loss per share of $0.033 in the first quarter. Subsidiary contributions to earnings per share are expected to be flat in the third quarter.

Second-quarter highlights for our subsidiary businesses include:

     + SVTC announced American Semiconductor Inc. as one of its new customers. ASI, a fabless semiconductor company, will use SVTC’s 65-nm-capable, 200- and 300-mm R&D wafer fabrication facility and services to develop and qualify its Flexfet™ advanced Silicon-on-Insulator (SOI) CMOS fabrication process. SVTC enables third parties to take ideas from proof-of-concept to manufacturing without a significant capital investment, relying on a state-of-the-art toolset in a 16,000 square-foot clean room in the heart of Silicon Valley. SVTC offers its customers access to best practices in process engineering, statistical process control, quality management, failure analysis and design for manufacturing.

Other Developments

     + Cypress appointed semiconductor industry veteran Evert P. van de Ven and network industry expert Lloyd Carney to its board of directors. Van de Ven has more than 30 years of semiconductor industry experience, including engineering and advisory positions at Philips Semiconductors, Matsushita Electronics Corp. and Applied Materials. He retired from Novellus Systems in 1995 as executive vice president and chief technology officer. Van de Ven is also a member of Cypress’s Technology Advisory Board and Manufacturing Advisory Board. Carney is the chairman and CEO of Micromuse, a provider of end-to-end information technology and telecommunications infrastructure management tools. Carney replaces former Cypress Director Fred Bialek, who recently retired.

     + Cypress named Executive Vice President of Technology and Worldwide Manufacturing Chris Seams to head sales and marketing, expanding the position to accommodate Seams’ assembly and test responsibilities. The goal is to improve Cypress’s responsiveness to its customers by consolidating order entry, production control, back-end manufacturing, product planning and customer support under a single executive.

     + In related announcements, Shahin Sharifzadeh, Cypress’s vice president of research and development, was named vice president of manufacturing and R&D, assuming two of Seams’

responsibilities—wafer fabrication and process R&D. Sharifzadeh will report to Cypress CEO T.J. Rodgers. Jeff Kaszubinski, an 18-year Cypress veteran, was named the vice president of R&D, reporting to Sharifzadeh.

     + Cypress promoted Ahmad Chatila to vice president of the Memory and Imaging Division, replacing Tony Alvarez.

     + Business Ethics magazine recognized Cypress as one of the “100 Best Corporate Citizens” in the U.S. for 2005.

Conclusion

Rodgers concluded, “We expect to become profitable on an adjusted-GAAP basis in the third quarter. The market is heating up, and we are ramping our wafer fabrication capacity to catch up to it. The biggest growth drivers for us are our PSoC mixed-signal arrays and SunPower. We reached our break-even fab loading of 77% last quarter and anticipate significant revenue fall-through to profit from future growth.”

About Cypress

Cypress solutions are at the heart of any system that is built to perform: consumer, computation, data communications, automotive, industrial, and solar power. Leveraging a strong commitment to customer service and performance-based process and manufacturing expertise, Cypress’s product portfolio includes a broad selection of wired and wireless USB devices, CMOS image sensors, timing solutions, network search engines, specialty memories, high-bandwidth synchronous and micropower memory products, optical solutions, and reconfigurable mixed-signal arrays. Cypress stock is traded on the New York Stock Exchange under the ticker symbol CY. More information about the company is available online at www.cypress.com.

Statements herein that are not historical facts and that refer to Cypress and its subsidiaries’ plans and expectations for the third quarter of 2005 and the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements are based on our current expectations as of the date of the release. Our actual results may differ materially due a variety of uncertainties and risk factors, including but not limited to the business and economic conditions and growth trends in the semiconductor and solar cell industries, the rate of customer acceptance of Cypress’s products, our ability to increase factory utilization, and other risks described in our filings with the Securities and Exchange Commission. We assume no responsibility to update any such forward-looking statements. We use words such as “anticipates,” “believes,” “expects,” “future,” “look forward,” “planning,” “intends” and similar expressions to identify forward-looking statements that include statements related to: prices, growth, supply, shipments, new products, profit and revenue.

To supplement the consolidated financial results prepared under GAAP, Cypress uses adjusted-GAAP measures which are adjusted from the most directly comparable GAAP results to exclude items related to acquisitions including amortization of intangibles, in-process research and development and stock-based compensation, employee loan reserves, off-balance sheet lease guarantee impairment, restructuring, impairment on investments, gains or losses on investments and other non-recurring costs. Management does not consider these charges part of the day-to-day business or reflective of the core operational activities of the Company as they result from corporate transactions outside the ordinary course of business. Management uses these adjusted-GAAP measures internally for making strategic decisions, forecasting future results and evaluating the Company’s current performance. Most analysts covering Cypress use the adjusted-GAAP measures as well. Given management’s use of these adjusted-GAAP measures, Cypress believes these measures are important to investors in understanding the Company’s current and future operating results as seen through the eyes of management. In addition, management believes these adjusted-GAAP measures are useful to investors in enabling them to better assess changes in Cypress’ core business across different time periods. These adjusted-GAAP measures are not in accordance with, or an alternative for, GAAP and may be different from adjusted-GAAP measures used by other companies.

Cypress, MoBL, and the Cypress logo are registered trademarks of Cypress Semiconductor Corporation.

RAM9, WirelessUSB, Ayama, CapSense, Sahasra, Cynapse, EZ-OTG, EZ-USB FX2LP, and More Battery Life are trademarks of Cypress Semiconductor Corporation.

Autobrite is a trademark of SMaL Camera Technologies, now part of Cypress.

Programmable System-on-Chip and PSoC are trademarks of Cypress MicroSystems, Inc.

SunPower is a registered trademark of SunPower Corporation.

Intel and Pentium are registered trademarks of Intel Corporation.

QDR is a trademark of the QDR Consortium.

All other trademarks or registered trademarks are the property of their respective owners.

CYPRESS SEMICONDUCTOR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

(Unaudited)

	Jul 03,	Jan 02,
	2005	2005

ASSETS

Cash, cash equivalents, and investments *	$239,601	$307,640
Accounts receivable, net	128,152	107,288
Inventories	83,136	99,709
Property and equipment, net	427,337	444,651
Goodwill and other intangible assets	460,913	447,003
Other assets	171,146	166,703

Total assets	$1,510,285	$1,572,994

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued liabilities	$149,318	$179,282
Deferred income	29,513	33,426
Convertible subordinated notes	599,997	599,998
Income tax liabilities	75,277	71,992
Other liabilities	34,882	27,938

Total liabilities	888,987	912,636

Stockholders’ equity **	621,298	660,358

Total liabilities and stockholders’ equity	$1,510,285	$1,572,994

*	Cash, cash equivalents, and investments includes restricted amounts totaling $63.2 million and $62.7 million as of July 03, 2005 and January 02, 2005, respectively.

**	Common stock, $.01 par value, 650,000 and 650,000 shares authorized; 133,189 and 128,493 shares outstanding as of July 03, 2005 and January 02, 2005, respectively.

CYPRESS SEMICONDUCTOR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	(Unaudited)			(Unaudited)
	Jul 03	Jun 27	Apr 03	Jul 03	Jun 27
	2005	2004	2005	2005	2004

Revenues	$220,506	$264,269	$200,304	$420,810	$518,662

Costs of revenues	129,556	124,855	126,649	256,205	248,215

Gross margin	90,950	139,414	73,655	164,605	270,447

Operating expenses:
Research and development	57,043	66,797	58,040	115,083	129,955
Selling, general and administrative	36,791	38,823	38,409	75,200	67,519
Amortization of intangibles	7,113	9,607	8,400	15,513	19,798
In-process research and development charge	—	—	12,300	12,300	—
Restructuring costs (credits)	4,986	—	22,709	27,695	(81)

Total operating costs	105,933	115,227	139,858	245,791	217,191

Operating income (loss)	(14,983)	24,187	(66,203)	(81,186)	53,256

Net interest expense and other	(792)	(679)	(2,282)	(3,074)	(1,427)

Income (loss) before income tax	(15,775)	23,508	(68,485)	(84,260)	51,829

Income tax (provision) benefit	521	(1,528)	(311)	210	(3,369)

Net income (loss)	$(15,254)	$21,980	$(68,796)	$(84,050)	$48,460

Basic net income (loss) per share	$(0.12)	$0.18	$(0.53)	$(0.64)	$0.39
Diluted net income (loss) per share	$(0.12)	$0.13	$(0.53)	$(0.64)	$0.30

Shares used in calculation:
Basic	132,081	123,366	130,506	131,293	122,892
Diluted	132,081	167,467	130,506	131,293	169,649

Reconciliation of GAAP net income (loss) to adjusted-GAAP net income (loss):

GAAP net income (loss)	$(15,254)	$21,980	$(68,796)	$(84,050)	$48,460
Reconciling items:
Cost of revenues (acquisition and stock compensation expenses)	139	51	119	258	51
Restructuring costs (credits)	4,986	—	22,709	27,695	(81)
Amortization of intangibles	7,113	9,607	8,400	15,513	19,798
In-process research and development charge	—	—	12,300	12,300	—
Acquisition and stock compensation expenses (credits)	1,838	2,884	(912)	925	5,651
Synthetic lease — guarantee accrual	304	—	304	609	—
Employee loan reserve	—	—	—	—	(7,752)
Damages claim settlement	—	2,000	—	—	2,000
Impairments and other	276	(239)	421	697	(661)
Tax effects on adjusted-GAAP adjustments	(1,211)	(363)	311	(900)	(173)

Adjusted-GAAP net income (loss)	$(1,809)	$35,920	$(25,144)	$(26,953)	$67,293

Adjusted-GAAP basic net income (loss) per share	$(0.01)	$0.29	$(0.19)	$(0.21)	$0.55
Adjusted-GAAP diluted net income (loss) per share	$(0.01)	$0.23	$(0.19)	$(0.21)	$0.42

CYPRESS SEMICONDUCTOR CORPORATION
RECONCILIATION OF GAAP NET INCOME (LOSS) PER SHARE TO ADJUSTED-GAAP NET INCOME (LOSS) PER SHARE
(In thousands, except per share data)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	(Unaudited)			(Unaudited)
	Jul 03	Jun 27	Apr 03	Jul 03	Jun 27
	2005	2004	2005	2005	2004

Basic:

GAAP net income (loss) per share	$(0.12)	$0.18	$(0.53)	$(0.64)	$0.39
Reconciling items:
Cost of revenues (acquisition and stock compensation expenses)	—	—	—	—	—
Restructuring costs	0.04	—	0.18	0.21	—
Amortization of intangibles	0.06	0.08	0.07	0.12	0.16
In-process research and development charge	—	—	0.10	0.09	—
Acquisition and stock compensation expenses (credits)	0.02	0.02	(0.01)	0.01	0.05
Synthetic lease — guarantee accrual	—	—	—	—	—
Employee loan reserve	—	—	—	—	(0.06)
Damages claim settlement	—	0.02	—	—	0.02
Impairments and other	—	(0.01)	—	0.01	(0.01)
Tax effects on adjusted-GAAP adjustments	(0.01)	—	—	(0.01)	—

Adjusted-GAAP net income (loss) per share	$(0.01)	$0.29	$(0.19)	$(0.21)	$0.55

Diluted:

GAAP net income (loss) per share	$(0.12)	$0.13	$(0.53)	$(0.64)	$0.30
Reconciling items:
Cost of revenues (acquisition and stock compensation expenses)	—	—	—	—	—
Restructuring costs	0.04	—	0.18	0.21	—
Amortization of intangibles	0.06	0.06	0.07	0.12	0.12
In-process research and development charge	—	—	0.10	0.10	—
Acquisition and stock compensation expenses (credits)	0.02	0.02	(0.01)	0.01	0.04
Synthetic lease — guarantee accrual	—	—	—	—	—
Employee loan reserve	—	—	—	—	(0.05)
Damages claim settlement	—	0.02	—	—	0.01
Impairments and other	—	—	—	—	—
Tax effects on adjusted-GAAP adjustments	(0.01)	—	—	(0.01)	—

Adjusted-GAAP net income (loss) per share	$(0.01)	$0.23	$(0.19)	$(0.21)	$0.42

CYPRESS SEMICONDUCTOR CORPORATION
SUPPLEMENTAL SEGMENT INFORMATION
(In thousands, except per share and percentage data)

	Three Months Ended
	July 3, 2005
	CCD	DCD	MID	SunPower	Other	Total
	(Unaudited)

Revenues	$65,357	$44,127	$85,193	$16,454	$9,375	$220,506
Gross margin %	50.9%	63.3%	26.5%	1.8%	74.7%	41.3%
Adjusted-GAAP basic net income (loss) per share	$0.04	$0.04	$(0.06)	$(0.03)	$—	$(0.01)
Adjusted-GAAP diluted net income (loss) per share	$0.03	$0.03	$(0.06)	$(0.03)	$—	$(0.01)

Reconciliation of adjusted-GAAP basic net income (loss) per share to GAAP basic net income (loss) per share:

Adjusted-GAAP basic net income (loss) per share	$0.04	$0.04	$(0.06)	$(0.03)	$—	$(0.01)
Reconciling items: (1)
Restructuring costs	(0.02)	(0.01)	(0.01)	—	—	(0.04)
Amortization of intangibles	(0.01)	(0.01)	(0.01)	(0.01)	—	(0.06)
Acquisition and stock compensation expenses (credits)	—	—	(0.02)	—	—	(0.02)
Tax effects on adjusted-GAAP adjustments	—	—	0.01	—	—	0.01

GAAP basic net income (loss) per share	$0.01	$0.02	$(0.09)	$(0.04)	$—	$(0.12)

Reconciliation of adjusted-GAAP diluted net income (loss) per share to GAAP diluted net income (loss) per share:

Adjusted-GAAP diluted net income (loss) per share	$0.03	$0.03	$(0.06)	$(0.03)	$—	$(0.01)
Reconciling items: (1)
Restructuring costs	(0.01)	(0.01)	(0.01)	—	—	(0.04)
Amortization of intangibles	(0.01)	—	(0.01)	(0.01)	—	(0.06)
Acquisition and stock compensation expenses (credits)	—	—	(0.02)	—	—	(0.02)
Tax effects on adjusted-GAAP adjustments	—	—	0.01	—	—	0.01

GAAP diluted net income (loss) per share	$0.01	$0.02	$(0.09)	$(0.04)	$—	$(0.12)

(1)	The Company allocates the amounts of the reconciling items to the segments based on certain criteria. For those items which are specifically identifiable to the segments, the Company allocates the amounts based on the specific-identification method. For those items which are not specifically identifiable to the segments, the Company allocates the amounts based on the segments’ revenues as a percent of total revenues.